Exhibit 23.3


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We have issued our report dated February 29, 2008 with respect to the consolidated financial statements of Digimarc Corporation (now known as L-1 Secure Credentialing, Inc.) appearing in the Current Report on Form 8-K/A of L-1 Identity Solutions, Inc. dated October 1, 2008, which is incorporated by reference in this Amendment No. 1 to the Registration Statement No. 333-159411 on Form S-3. We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "Experts".


/s/ GRANT THORNTON LLP
--------------------------
GRANT THORNTON LLP
Portland, Oregon
June 30, 2009